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                                                                EXHIBIT 23.4

                                   CONSENT

                               JANUARY 27, 1998


Board of Directors
Primera Foods Corporation
612 South 8th Street
Cameron, WI  54822

Gentlemen:

     It is my understanding that in the Prospectus forming a part of the Registration Statement on Form S-1 (the " Registration Statement") which
Primera Foods Corporation ("Primera") is filing with the Securities and Exchange Commission in connection with the proposed initial public offering of shares of Primera Common Stock you will include the following information which PESI Incorporated, formerly known as Poultry & Egg Fax ("PESI"), provided to you at your request:

     1. Food processing in the United States is a $124 billion industry expected to grow at an annual rate of 4% over the next ten years;


     2. The market for processed egg products is expected to grow at an annual rate of 8% over the next ten years; and

     3. The processed egg industry is highly consolidated, with 12 companies accounting for over 90% of the market in 1996.

     I, Wendell R. Pedersen, the President of PESI, on its behalf, hereby acknowledge that PESI provided the above information to Primera and consent to the use of such information and PESI's name in the Registration Statement. I further consent, on behalf of PESI, to the filing of this letter as an exhibit to the Registration Statement.


                                                Very truly yours,

                                                PESI Incorporated

                                                /s/ WENDELL R. PEDERSEN
                                                ---------------------------
                                                By:  Wendell R. Pedersen
                                                     Its President